UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

March 14, 2022

Denali Therapeutics Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38311	46-3872213
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

161 Oyster Point Blvd.

South San Francisco, California 94080

(Address of principal executive offices, including zip code)

(650) 866-8548

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last reports)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $0.01 per share	DNLI	NASDAQ Global Select Market

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Denali Therapeutics Inc. (the “Company”) announced that Steve Krognes will transition from his role as Chief Financial Officer to join the Company’s Board of Directors as of May 1, 2022, and that Alexander Schuth, M.D., current Chief Operating Officer and Secretary of the Company, will add the Chief Financial Officer role to his current responsibilities, becoming Denali’s Chief Operating and Financial Officer.

Appointment of Chief Financial Officer

On March 14, 2022, the Board of Directors (the “Board”) of the Company appointed Alexander Schuth, M.D., current Chief Operating Officer and Secretary of the Company, to the role of Chief Financial Officer, effective as of May 1, 2022. Dr. Schuth will retain his roles as Chief Operating Officer and Secretary, in addition to his new position as Chief Financial Officer of the Company, becoming the Company’s Chief Operating and Financial Officer. At this time, there have been no changes to Dr. Schuth’s compensation arrangements with the Company in connection with his appointment as Chief Financial Officer.

Dr. Schuth, age 48, has served as the Company’s Chief Operating Officer since March 2015 and as Secretary since June 2015. Dr. Schuth co-founded and joined Denali from Genentech, where he held various roles of increasing responsibility between 2005 and 2015; from September 2014 to March 2015, Dr. Schuth served as Head of Technology Innovation and Diagnostics Partnering; from March 2010 to September 2014, Dr. Schuth served as Head of Neuroscience Partnering; from January 2007 to March 2010, Dr. Schuth worked in the business development team; and from August 2005 to January 2007, Dr. Schuth worked as an R&D finance manager. From January 2001 to May 2003, he served as Investment Banking Associate in the equity capital markets group at Merrill Lynch in London. He currently serves on the board of directors of Molecular Health, a privately held biopharmaceutical company. Dr. Schuth received his M.B.A. from The Wharton School of the University of Pennsylvania and his M.D. from the Charite Medical School at the Humboldt University in Berlin, Germany.

There is no family relationship between Dr. Schuth and any director or executive officer of the Company. In addition, Dr. Schuth is not a party to any transaction, or series of transactions, required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Transition of Chief Financial Officer to Director

On March 14, 2022, Mr. Krognes was appointed to the Board, effective May 1, 2022. He will cease serving as the Company’s Chief Financial Officer as of the end of day on April 30, 2022. Mr. Krognes will serve as a Class III director, with a term expiring at the Company’s 2023 annual meeting of stockholders.

In accordance with the Company’s amended and restated outside director compensation policy (the “Policy”), Mr. Krognes will receive annual cash compensation of $45,000 for his service as a member of the Board, payable quarterly in arrears on a pro-rata basis. Mr. Krognes has waived his right to the Initial Option and Initial RSU under the Policy. Mr. Krognes will not have been a director for six months on the date of the 2022 annual meeting and, therefore, pursuant to the terms of the Policy, will not be eligible for an Annual Option or Annual RSUs (each as defined in the Policy) at the 2022 annual meeting. Mr. Krognes will otherwise be eligible for equity awards on the same terms as other continuing non-employee members of the Board pursuant to the Policy. Each of Mr. Krognes’ outstanding equity awards will continue to be governed by the terms of the applicable equity plan under which it was granted and the applicable award agreement.

There is no arrangement or understanding between Mr. Krognes and any other persons pursuant to which Mr. Krognes was elected as a director. In addition, Mr. Krognes is not a party to any transaction, or series of transactions, required to be disclosed pursuant to Item 404(a) of Regulation S-K.

On March 15, 2022, the Company issued a press release announcing Dr. Schuth’s appointment as Chief Operating and Financial Officer, and Mr. Krognes’ transition from Chief Financial Officer to a member of the Board. The press release is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press Release dated March 15, 2022.

104	Cover Page Interactive Data File (formatted as Inline XBRL)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DENALI THERAPEUTICS INC.

Date: March 16, 2022	By:	/s/ Steve E. Krognes
Steve E. Krognes
Chief Financial Officer and Treasurer